Exhibit 1

Announcement  |  Lisbon  |  6 March 2015

Material fact disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the Material fact disclosed by Oi, S.A., according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Luis Sousa de Macedo Investor Relations Director pt-ir@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

CVM Authorization and Shareholders’ Meeting to Vote on the Exchange and Option Transactions

Oi S.A. (“Oi” or the “Company” - Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, §4º of Law No. 6,404/76 and CVM Instruction No. 358/02, informs its shareholders and the market in general, that, on this date, the Company was advised that the Joint Committee of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM) approved on March 4, 2015 the Company’s authorization request for the exchange and option transactions with Portugal Telecom SGPS S.A. (“PT SGPS”) (the “Exchange” and “Option”, respectively), related to the investments made by PT SGPS in commercial paper issued by Rio Forte Investments, S.A.

The Joint Committee of the CVM unanimously authorized the completion of the Exchange and the Option, in accordance with the terms of the definitive agreements signed among Oi, Telemar Participações S.A. and PT SGPS on September 8, 2014, subject to the following conditions: (1) the approval by the shareholders of Oi in a general meeting (other than PT SGPS, which cannot vote); and (2) the granting of voting rights to the preferred shareholders in this shareholders’ meeting.

Given the decision by the Joint Committee of the CVM, Oi’s Board of Directors will call, in the next days, an extraordinary shareholders’ general meeting to vote on the Exchange and the Option.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the Exchange and the Option.

Rio de Janeiro, March 6, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer